EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Registration Statement (Form S-3) and related Prospectus of SanDisk Corporation for the registration of $17,300,000 4 1/2% Convertible Subordinated Notes due November 15, 2006, and the common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated January 21, 2002 (except for Note 3, as to which the date is May 17, 2002, and Note 8, as to which the date is April 5, 2002), with respect to the consolidated financial statements of SanDisk Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                /s/    ERNST & YOUNG LLP

San Jose, California
January 21, 2003